Exhibit 10.7

FIRST AMENDMENT TO SHOPPING CENTER PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SHOPPING CENTER PURCHASE AGREEMENT (“Amendment”) is made October 4, 2010 by and between PHILLIPS EDISON GROUP LLC, an Ohio limited liability company (“Purchaser”), and EIG SNOW VIEW PLAZA, LLC, an Indiana limited liability company (“Seller”).

RECITALS:

A. Seller, as Seller, and Purchaser, as Purchaser are parties to a certain Shopping Center Purchase Agreement dated August 26, 2010, as amended (collectively, the “Agreement”) with respect to the Snow View Plaza Shopping Center located in Parma, Ohio.

B. Seller and Purchaser desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1. Capitalized terms used in this Amendment not otherwise defined herein shall have the meanings when used herein ascribed to such terms in the Agreement.

2. It is acknowledged that tenant of the Property Hong Kong Buffet is expanding its premises. It is understood that various City of Parma building inspections are holding up the process of the build out of the expansion premises. Seller and Purchaser hereby agree that as a condition to Closing, Hong Kong Buffet’s build out must be complete, Hong Kong Buffet must have opened and operated for at least one (1) business day from the expansion premises, and Hong Kong Buffet must have in hand all necessary governmental permits and approvals reasonably needed to operate its business including, but not limited to, a certificate of occupancy or its equivalent (the “Hong Kong Conditions”). In the event that the Hong Kong Conditions have not been satisfied as of the date originally scheduled for Closing, then, at Closing, Seller shall place $120,000.00 (the “Hong Kong Escrow Deposit”) into an escrow account with the Title Company (on terms and conditions reasonably acceptable to both parties). Thereafter, should the Hong Kong Conditions have been satisfied at any time prior to the expiration of the three (3) months immediately following Closing, the Hong Kong Escrow Deposit shall be returned to Seller, less the amount (up to $50,000) owed to the tenant Hong Kong Buffet by landlord under the obligation currently set forth in such tenant’s Lease regarding reimbursement to such tenant for tenant improvements. Otherwise, should the Hong Kong Conditions not have occurred prior to the expiration of such three (3) month period, the Hong Kong Escrow Deposit shall be released to Purchaser. Given the forgoing, Section 3.7 shall no longer apply to tenant Hong Kong Buffet.

3. In connection with its efforts to satisfy of the Estoppel Condition, solely with respect to tenant Giant Eagle, within 30 days after the date of this Amendment, Seller shall seek to obtain (a) the tenant estoppel certificate called for under the Agreement with respect to Giant Eagle as duly executed by Giant Eagle and meeting the conditions to satisfaction of the Estoppel Condition as to tenant Giant Eagle’s estoppel as set forth in Section 1.4(iii) of the Agreement, and (b) a separate document duly executed and delivered by tenant Giant Eagle in substantially the form of the waiver letter attached hereto as Exhibit A (or a similar letter acknowledging the Hong Kong Buffet use and waiving the applicability of any provision of the Giant Eagle Lease that might otherwise prohibit such use). In the event that such estoppel certificate and such separate document have not been obtained and delivered to Purchaser on or before the date 60 days after the date hereof (it being acknowledged that such estoppel certificate may be dated up to 60 days prior to the date of Closing, notwithstanding anything in the Agreement to the contrary), then, thereafter, Purchaser shall have the right to terminate the Agreement upon notice thereof to Seller within 5 days after the earlier of (a) the expiration of such 60 day period, or (b) written notice from Seller that it will no longer attempt to obtain either document (after a reasonable attempt to do so), in which event, the Deposit shall be promptly thereafter returned to Purchaser and neither party shall have any further liability or obligation thereunder except as set forth in Section 3.3 of the Agreement. If Purchaser fails to so terminate the Agreement, such matter shall be deemed to have satisfied the Estoppel Condition with respect to tenant Giant Eagle, and Purchaser shall otherwise be required to move forward to Closing as subject to and as contemplated by the balance of the Agreement.

4. With the execution of this Amendment, the parties agree (i) this document serves as written notice that Purchaser is satisfied with the Physical/Financial Review Condition (as set forth in Section 3.5 of the Agreement) and the parties shall to proceed to Closing, subject to the terms of the Agreement as amended hereby, (ii) in the event Closing is to occur pursuant to the foregoing, the Closing shall occur on December 15, 2010, and (iii) the Inspection Period has expired.

5. Purchaser hereby acknowledges (and consents to, if applicable) that Seller has granted tenant Hong Kong Buffet abatement of base rent for the month of October, 2010, as a result of delays in such tenant’s build out.

6. Section 6.14 of the Agreement is hereby deleted from the Agreement in its entirety.

7. As amended hereby, the Agreement is hereby restated and republished in its entirety and shall be deemed to be in full force and effect.

8. This Amendment may be executed in any number of counterpart originals, each of which, when taken together, shall be deemed one and the same instrument. Executed copies of this Amendment may be delivered between the parties via electronic mail.

[SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have executed this Amendment.

PHILLIPS EDISON GROUP LLC,
an Ohio limited liability company

By:	PHILLIPS EDISON LIMITED PARTNERSHIP,
a Delaware limited partnership,
Managing Member

	By:	PHILLIPS EDISON & COMPANY, INC.,
a Maryland corporation,
General Partner

By:	/s/ Authorized Signatory
Name:
Its:
“Purchaser”

EIG SNOW VIEW PLAZA, LLC,
an Indiana limited liability company

By:	/s/ Authorized Signatory
Name:
Its:
“Seller”